Exhibit 5.1

December 21, 2011

Celsion Corporation
997 Lenox Drive, Suite 100
Lawrenceville, New Jersey  08648

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as special counsel to Celsion Corporation, a Delaware corporation (the “Company”), in connection with certain matters of Delaware law relating to the registration by the Company of up to 9,729,723 shares (the “Shares”) of common stock of the Company, which Shares may be sold pursuant to an effective registration statement on Form S-1, as may be amended (the “Registration Statement”), filed on the date hereof with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), the related prospectus that forms a part of the Registration Statement (the “Prospectus”) and, as applicable, certain warrants issued pursuant to that certain Purchase Agreement dated as of December 1, 2011, by and among the Company and certain purchasers named therein (the “Warrants”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the Prospectus, other than as expressly stated herein with respect to the issuance of the Shares.

In our capacity as such counsel, we have examined originals or copies of those corporate and other records, documents and agreements we considered appropriate.  As to relevant factual matters, we have relied upon, among other things, factual representations we have received from the Company.  In addition, we have obtained and relied upon those certificates of public officials we considered appropriate.

We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with originals of all documents submitted to us as copies.

On the basis of such examination, our reliance upon the assumptions in this opinion and our consideration of those questions of law we considered relevant, and subject to the limitations and qualifications in this opinion, we are of the opinion that, when issued and sold in accordance with the Registration Statement, the Prospectus and, as applicable, the Warrants, the Shares will be validly issued, fully paid and non-assessable.

The law covered by this opinion is limited to the present Delaware General Corporation Law and the present federal law of the United States.  We express no opinion as to the laws of any other jurisdiction and no opinion regarding the statutes, administrative decisions, rules, regulations or requirements of any county, municipality, subdivision or local authority of any jurisdiction.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the Prospectus.

This opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters.  This letter speaks only as of the date hereof and we assume no obligation to update or supplement this opinion to reflect any facts or circumstances that arise after the date of this opinion and come to our attention, or any future changes in laws.

Respectfully submitted,

/s/ O’Melveny & Myers LLP